Exhibit 99.1

August 5, 2008

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Sam Westover	Michael Halloran
	Chairman and CEO	Vice President and CFO
	(801) 365-2800	(801) 365-2854

SONIC INNOVATIONS ANNOUNCES RESULTS FOR SECOND QUARTER 2008

Record Quarter Sales

Salt Lake City, Utah, August 5, 2008 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced results for the second quarter ended June 30, 2008.

Second quarter highlights:

•	Achieved record second quarter sales of $35.3 million and realized 16.2 percent sales growth compared to second quarter 2007.

•	Continued financial improvement in vertically integrated operations.

•	Consolidation of European operations nearly completed. Cost savings and improved profitability expected.

“In the second quarter 2008, we continued to consolidate several of our European operations to reduce expenses and focus the Company’s resources on those markets that provide the greatest opportunity for increased profitability. In addition, I am very pleased with our overall sales levels in the second quarter,” said Sam Westover, Chairman and CEO. “I anticipate the consolidation activities will drive considerable improvement in Company performance.”

The Company expects that the consolidation activities will result in total restructuring charges of approximately $2.4 million in non-cash charges and $2.0 million in cash charges in 2008. For the second quarter of 2008, the Company recorded a restructuring charge of $3.2 million, or $0.12 per share and $3.8 million on a year-to-date basis.

Record second quarter 2008 net sales of $35.3 million were 16.2 percent higher than second quarter 2007 sales of $30.4 million. North American sales of $12.3 million in the second quarter 2008 increased 4.6 percent from 2007. European sales of $14.7 million in the second quarter 2008 increased 15.4 percent from 2007. Rest-of-world sales of $8.3 million in the second quarter 2008 were up 41.4 percent from 2007.

Net sales of $67.3 million for the six months ended June 30, 2008 increased 13.2 percent over the prior period. Net sales increased by 6.6 percent in North America, 9.4 percent in Europe and 35.1 percent for rest-of-world for the first six months of 2008 compared to 2007.

Gross profit of $22.0 million in the second quarter 2008 was up 13.7 percent from 2007. Gross margin for the second quarter was 62.4 percent in 2008 compared to last year’s second quarter level of 63.7 percent as a result of inventory write-offs associated with our consolidation activities and lower North American selling prices resulting from the continued softness of the U.S. economy.

The Company’s gross profit increased to 63.1 percent for the six months ended June 30, 2008 from 62.5 percent for the same six months of 2007.

Selling, general and administrative expense as a percentage of net sales decreased from 57.6 percent in the second quarter 2007 to 57.5 percent in the second quarter 2008. Excluding restructuring charges and reserves and expenses of the impacted locations, operating expense as a percentage of sales is down 1.1 percent on a year-over-year basis from 62.8 percent to 61.7 percent. Research and development expense in the second quarter of both 2008 and 2007 was $2.2 million.

Loss from continuing operations for the second quarter of 2008 was $4.0 million, or $0.15 per share, compared to a net loss from continuing operations of $0.5 million, or $0.02 per share for the second quarter 2007, primarily resulting from the Company’s consolidation efforts, inventory write-offs and lower selling prices in North America as a result of the economic environment.

The year-to-date loss from continuing operations for the six months ended June 30, 2008 was $4.5 million, or $0.17 per share, as compared with income from continuing operations of $0.2 million or $0.01 per share for the six months ended June 30, 2007.

As of June 30, 2008, Sonic Innovations had cash and cash equivalents of $15.2 million and an available line of credit of $6.0 million.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

This press release contains “forward-looking statements” as defined under securities laws including, (i) our belief with respect to temporary market softness; (ii) our expectation that our consolidation efforts will reduce expenses and better focus management and resources; and (iii) our expectation that our consolidation efforts will improve our earnings growth going forward. Actual results may differ materially and adversely from those described herein depending on a number of factors but not limited to, the following risks: we face aggressive competition in our business; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may poorly operate newly acquired businesses; our consolidation initiative may not produce the cost savings or may take longer or be more difficult than we anticipate; our consolidation initiative may divert a significant amount of management’s resources and attention away from other matters or may adversely affect other segments of our business; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, which expose us to a variety of risks including government reimbursement, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

This press release contains three non-GAAP (“Generally Accepted Accounting Principles”) financial measures (“EBITDA,” “NON-GAAP ADJUSTED NET INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE,” and “NET INCOME (LOSS) TO NON-GAAP ADJUSTED NET INCOME”). We believe the inclusion of such non-GAAP financial measure improves the transparency of our disclosure. We have provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The Company will host a teleconference call in connection with this release on Tuesday, August 5, 2008 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (800) 901-5218, or (617) 786-4511 outside the U.S., and use participant passcode: 31090522. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please dial (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter passcode 50515815 (available through August 7, 2008, midnight), or access the playback through our website.

SONIC INNOVATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net sales	$35,349	$30,417	$67,276	$59,436
Cost of sales	13,305	11,031	24,794	22,295

Gross profit	22,044	19,386	42,482	37,141
Selling, general and administrative expense	20,314	17,505	38,532	32,233
Research and development expense	2,157	2,171	4,382	4,464
Restructuring charges	3,200	—	3,765	—

Operating income (loss)	(3,627)	(290)	(4,197)	444
Other income (expense), net	(80)	86	252	320

Income (loss) before income taxes	(3,707)	(204)	(3,945)	764
Provision for income taxes	295	274	589	546

Income (loss) from continuing operations	(4,002)	(478)	(4,534)	218
Income (loss) from discontinued operations, net of income taxes	—	44	—	(81)

Net income (loss)	$(4,002)	$(434)	$(4,534)	$137

Basic income (loss) per common share:
Continuing operations	$(0.15)	$(0.02)	$(0.17)	$0.01
Discontinued operations	—	—	—	—

Net income (loss)	$(0.15)	$(0.02)	$(0.17)	$0.01

Diluted income (loss) per common share:
Continuing operations	$(0.15)	$(0.02)	$(0.17)	$0.01
Discontinued operations	—	—	—	—

Net income (loss)	$(0.15)	$(0.02)	$(0.17)	$0.01

Weighted average number of common shares outstanding:
Basic	27,336	26,468	27,093	26,292

Diluted	27,336	26,468	27,093	27,373

SONIC INNOVATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	June 30, 2008	December 31, 2007
Assets:
Cash and cash equivalents	$15,184	$20,684
Accounts receivable	21,212	21,996
Inventories	12,973	13,451
Property and equipment	7,923	8,267
Goodwill and intangibles	58,380	52,837
Other assets	8,477	6,466

Total assets	$124,149	$123,701

Liabilities:
Accounts payable and accrued liabilities	$27,095	$26,546
Loans payable	8,879	10,820
Deferred revenue	11,013	10,102

Total liabilities	46,987	47,468

Shareholders’ equity:
Common stock	28	28
Additional paid-in capital	142,663	139,853
Accumulated deficit	(75,802)	(71,268)
Other	10,273	7,620

Total shareholders’ equity	77,162	76,233

Total liabilities and shareholders’ equity	$124,149	$123,701

SONIC INNOVATIONS, INC.

CONSOLIDATED STATEMENT OF NET SALES INFORMATION

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Hearing aids:
North America	$12,339	$11,800	$24,232	$22,737
Europe	14,719	12,755	27,820	25,429
Rest-of-world	8,291	5,862	15,224	11,270

Total	$35,349	$30,417	$67,276	$59,436

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”)

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Income (loss) from continuing operations	$(4,002)	$(478)	$(4,534)	$218
Add back (deduct):
Interest income (expense), net	47	(74)	33	(247)
Taxes	295	274	589	546
Depreciation and amortization	1,366	1,117	2,586	2,134

EBITDA	$(2,294)	$839	$(1,326)	$2,651

NON-GAAP ADJUSTED NET INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE

(in thousands)

(unaudited)

	Six months ended June 30, 2008			Six months ended June 30, 2007
	As Reported	Non-GAAP Adjustments (1)	As Adjusted	As Reported	Non-GAAP Adjustments (1)	As Adjusted
Net sales	$67,276	$(3,726)	$63,550	$59,436	$(6,631)	$52,805
Cost of sales	24,794	(1,991)	22,803	22,295	(3,213)	19,082

Gross profit	42,482	(1,735)	40,747	37,141	(3,418)	33,723

Operating expenses	42,914	(3,723)	39,191	36,697	(3,527)	33,170
Restructuring charges	3,765	(3,765)	—	—	—	—

Operating income (loss)	(4,197)	5,753	1,556	444	109	553

Net income (loss)	$(4,534)	$5,738	$1,204	$137	$154	$291

Basic income (loss) per common share	$(0.17)	$0.21	$0.04	$0.01	$—	$0.01

Diluted income (loss) per common share	$(0.17)	$0.21	$0.04	$0.01	$—	$0.01

Basic weighted average number of common shares outstanding	27,093	27,093	27,093	26,292	26,292	26,292

Diluted weighted average number of common shares outstanding	27,093	27,093	27,202	27,373	27,373	27,373

NET INCOME (LOSS) TO NON-GAAP ADJUSTED NET INCOME

(in thousands)

(unaudited)

	Six months ended June 30,
	2008	2007
Net income (loss)	$(4,534)	$137
Add back (deduct):
Restructuring charges	3,765	—
Restructured operations (2)	1,973	154

Adjusted net income	$1,204	$291

(1)	The non-GAAP adjustments include the reversal of financial results for four European locations subject to the Company’s consolidation efforts and reversal of the second quarter and year-to-date restructuring charges.

(2)	The restructured operations include four European locations subject to the Company’s consolidation efforts.